Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is effective as of November 1, 2019, by and between BKFS I SERVICES, LLC, a Delaware corporation (the "Company"), and MICHAEL L. GRAVELLE (the "Employee") and amends that certain Employment Agreement dated as of March 1, 2015 as amended by that certain First Amendment dated April 30, 2016 (the "Agreement"), which the Company and Employee hereby agree is in full force and effect as of the date hereof and the terms and conditions of which are incorporated herein by reference. In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

i.
The first sentence of Section 2 of the Agreement is deleted and the following shall be inserted in lieu thereof: Subject to the terms and conditions of this Agreement, as of the Effective Date, the Company employees Employee as Executive Vice President and General Counsel of Black Knight, Inc. or in such other capacity as may be mutually agreed upon by the parties.

ii.
The last sentence of Section 2 of the Agreement is deleted and the following shall be inserted in lieu thereof: The Company acknowledges and agrees that Employee may provide services to and receive compensation as Executive Vice President, General Counsel and Corporate Secretary of Fidelity National Financial, Inc. ("FNF"), Executive Vice President, General Counsel and Corporate Secretary of Cannae Holdings, Inc. (“Cannae”) and an officer of Trasimene Management Services, LLC (“Trasimene”), and in other unpaid roles at non-competitor companies.

iii.
Section 3 of the Agreement is deleted and the following shall be inserted in lieu thereof: Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years ending on the third anniversary of the Effective Date or, if later, ending on the last day of any extension made pursuant to the next sentence, subject to prior termination as set forth in Section 8 (such term, including any extensions pursuant to the next sentence, the "Employment Term"). The Employment Term shall be extended automatically for one (1) additional year on the first anniversary of the Effective Date and for an additional year each anniversary thereafter unless and until either party gives written notice to the other not to extend the Employment Term before such extension would be effectuated. Notwithstanding any termination of the Employment Term or the Employee's employment, the Employee and the Company agree that Sections 9 through 26 shall remain in effect until all parties' obligations and benefits are satisfied thereunder. For avoidance of doubt, Section 9 shall only survive the expiration of the Employment Term if a termination of employment occurs during the Employment Term.

iv.
Section 8(e) of the Agreement is amended by adding the following clause to the end thereof: provided, however, that if the Employee is not a participant in the Company's long-term disability plan or policy on the Date of Termination, he shall still be considered terminated based upon Disability if he would have been entitled to benefits under the Company's long-term disability plan or policy had he been a participant on his Date of Termination.

v.
The last sentence of Section 12(b) of the Agreement is deleted and the following shall be inserted in lieu thereof: Working directly or indirectly for any of the following entities shall not be considered competitive to the Company or its affiliates for the purpose of this Section: (i) Cannae, its affiliates or their successors, (ii) FNF, its affiliates or their successors, or (iii) Trasimene, its affiliates or their successors.

IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

BKFS I SERVICES, LLC
By:	/s/ Joseph M. Nackashi
Its:	President

Employee:
Michael L. Gravelle
/s/ Michael L. Gravelle

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